Exhibit 16.1

August 16, 2019

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street NE

Washington, DC 20549

Dear Sir/Madam:

We have read Item 4.01 in the Form 8-K dated August 15, 2019 of Cryoport, Inc. and are in agreement with the statements contained in the third, fourth and fifth paragraphs on page 2 therein. We have no basis to agree or disagree with other statements contained therein.

Sincerely,

/s/ KMJ Corbin & Company LLP

KMJ Corbin & Company LLP